CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), dated as of December 11, 2015, between Terex Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and Ronald M. De Feo, an individual (the “Consultant”).

WHEREAS, Consultant has served as Chairman of the Board, Chief Executive Officer and a senior executive officer the Company for over 20 years and has extensive knowledge and experience concerning the Company, its businesses and operations, products, markets, customers, team members, etc.;

WHEREAS, Consultant has retired as Chief Executive Officer of the Company effective November 2, 2015 and is serving as Executive Chairman of the Board until December 31, 2015 after which time he will no longer be an active employee of the Company; and

WHEREAS, the Company desires to obtain consulting services from the Consultant and the Consultant desires to provide consulting services to the Company pursuant to the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived from this Agreement, the Consultant and the Company hereby agree as follows:

1.    Engagement. The Company hereby engages the Consultant as a consultant, and the Consultant hereby agrees to provide consulting services to the Company or its Affiliates, all on the terms and subject to the conditions set forth below. For the purposes of this Agreement, “Affiliate” shall mean any individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization or any other entity or organization (each, a “Person”) controlled by, in control of or under common control with the subject Person.

2.    Services of the Consultant. The Consultant hereby agrees during the term of this engagement to consult with the management of the Company and its Affiliates in such manner and on such business matters as may be reasonably requested from time to time by the Board of Directors or Chief Executive Officer of the Company including, but not limited to, services related to the Konecranes merger and business development, maintenance of customer relationships, executive transition and development, special projects, and such other matters as may be reasonably requested.

3.    Performance. The Consultant shall provide and devote to the performance of this Agreement such time as is reasonably requested by the Company as needed to perform the consulting services required under this Agreement. The consulting services shall be provided in a high quality, professional manner and the Consultant shall diligently and to the best of the Consultant’s ability perform the services required under this Agreement. Consultant shall have the sole discretion to determine the work schedule and the manner in which the consulting services will be performed.

4.    Consulting Fee.

(a)    In respect of the services to be provided hereunder, the Company shall pay to the Consultant an annual fee in the amount of $650,000, payable monthly in arrears in 12 equal installments of $54,166 each (pro rated for any partial month) on or before the 10th day of each calendar month, with the first payment being on February 1, 2016 and the last payment being the first day of the calendar month following the date of termination of this Agreement.

(b)    The parties intend that any payment provided under this Agreement shall be exempt from, or shall be paid or provided in compliance with, Internal Revenue Code Section 409A, and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest or penalties as a result of the payments, and the parties shall administer and interpret the Agreement in accordance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Consultant with respect to any payment provided to the Consultant hereunder and the Consultant shall be responsible for any taxes imposed on the Consultant with respect to any such payment.

5.    Expenses. The Company shall reimburse the Consultant for reasonable (i) travel expenses and (ii) other out-of-pocket fees and expenses as have been or may be incurred by the Consultant in connection with the rendering of requested services hereunder.

6.    Confidentiality. The Consultant shall not, either during the continuance of this Agreement or after its termination, disclose to any Person (except with the written authority of the Company or unless ordered to do so by a court of competent jurisdiction), or use for any purpose other than as contemplated by this Agreement, any information relating to the business, assets, finances or other affairs of a confidential nature of the Company or its Affiliates (“Confidential Information”) of which the Consultant may have become possessed prior to or during the period of this Agreement. Upon termination of this Agreement for any reason or at any time upon the request of the Company, Consultant shall promptly return to the Company all documents, records, notebooks, computer diskettes and similar repositories of or containing such Confidential Information, including copies thereof, then directly or indirectly in Consultant’s possession, whether prepared by Company, its Affiliates or otherwise.

7.    Avoidance of Conflicts of Interest. During the term of the Consulting Period, for the purpose of avoiding a conflict of interest, Consultant agrees that he shall not directly or indirectly, whether as an employee, consultant, independent contractor or otherwise, provide services to any person or entity engaged in the design, development, manufacturing, licensing, marketing, or other exploitation of products or services that are competitive with products or services of the Company, or otherwise engage in any activity which is or could reasonably be expected to be a conflict of interest.

8.    Cooperation in Proceedings. The Consultant agrees that he shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by an regulator, governmental entity, or self-regulatory organization, that relates to be arises from any matter with which Consultant was involved during his employment with the Company, or that concerns any matter of which Consultant has information or knowledge (collectively , a “Proceeding”). Consultant’s duty of cooperation includes, but is not limited to (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Consultant’s recollection of events; (ii) appearing at the Company’s request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Consultant’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of which Consultant has knowledge. In addition, Consultant agrees to notify the Company’s General Counsel promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business.

9.    Term and Termination. The Consultant’s engagement by the Company pursuant to this Agreement shall begin on January 1, 2016 and shall expire on December 31, 2016 unless earlier terminated pursuant to the provisions contained herein. The Company may terminate this Agreement upon five (5) business days written notice following a material breach of this Agreement by the Consultant if such breach is not cured within the said five (5) business day period, provided such breach is capable of cure. Consultant may terminate this Agreement at any time and for any reason, upon fourteen (14) days written notice. The Company may terminate this Agreement effective immediately upon the death or disability of Consultant, or should the Consultant otherwise become unable to perform the duties requested of him.

10.    Independent Contractors. The Consultant and the Company agree that the Consultant shall perform services hereunder as an independent contractor, retaining control over and responsibility for his Consultant’s activities undertaken in performance of this Agreement. The Consultant shall not be considered an employee or agent of the Company or its Affiliates as result of this

Agreement nor shall Consultant have authority to contract in the name of or bind the Company or its Affiliates or be entitled to receive any benefits offered to employees of the Company or its Affiliates. The Consultant will not be treated as an employee of the Company for purposes of federal, state or local income tax withholding and unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country. The Consultant acknowledges and agrees that, as an independent contractor, he will be required to pay any applicable taxes on the fees paid by the Company, and the Company shall not withhold any taxes on such fees or be responsible for the payment thereof.

11.    Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be deemed to have been duly given (a) upon receipt if delivery is in person, by electronic facsimile or email transmission (provided a copy is concurrently mailed in accordance with clause (b) below), or by overnight courier, and (b) three days after mailing if delivery is by certified mail, return receipt requested postage prepaid, in each case addressed as follows:

if to the Company:
Terex Corporation
200 Nyala Farms Road
Westport, Connecticut 06880
Attention: General Counsel
Email: eric.cohen@terex.com

if to the Consultant:
Ronald M. De Feo
[Address on file with the Company]
Email: ron.defeo@terex.com

12.    Entire Agreement. This Agreement (i) contains the complete and entire understanding and agreement of the Consultant and the Company with respect to the subject matter hereof; and (ii) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of the Consultant in connection with the subject matter hereof.

13.    Assignment; Successors and Assigns.

(a) Neither the Company nor the Consultant may assign its rights or obligations under this Agreement without the express written consent of the other; provided, however, the Company may assign this Agreement to an Affiliate or to an assignee of all or substantially all of the Company’s assets or business without the consent of the Consultant.

(b) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14.    Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut. Each party hereto agrees to submit to the jurisdiction of the state and federal courts of Fairfield County, Connecticut, in any action or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the Consultant and the Company have caused this Agreement to be duly executed and delivered on the date and year first above written.

TEREX CORPORATION By: /s/ David A. Sachs Name: David A. Sachs Title: Lead Director

RONALD M. DE FEO /s/ Ronald M. De Feo